Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

The Board of Directors of First Commonwealth Financial Corporation:
We consent to the incorporation by reference of our reports dated March 2, 2015, with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of First Commonwealth Financial Corporation in the following documents:

•	Registration statement No. 333-187288 on Form S-3 of First Commonwealth Financial Corporation’s Dividend Reinvestment and Direct Stock Purchase Plan;

•	Registration statement No. 333-165848 on Form S-3 of First Commonwealth Financial Corporation’s Shelf Registration of Common Stock;

•	Registration statement No. 333-154751 on Form S-3 of First Commonwealth Financial Corporation’s Shelf Registration of Common Stock;

•	Registration statement No. 333-111732 on Form S-3 of First Commonwealth Financial Corporation’s Stock Purchase and Dividend Reinvestment Plan;

•	Registration statement No. 333-111735 on Form S-8 of Pittsburgh Financial Corp. Stock Option Plan;

•	Registration statement No. 033-55687 on Form S-8 of First Commonwealth Financial Corporation’s Stock Option Plan; and

•	Registration statement No. 333-159090 on Form S-8 of First Commonwealth Financial Corporation’s Incentive Compensation Plan.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 2, 2015